Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports with respect to the following financial statements:

-	our report dated March 11, 2014 with respect to the combined balance sheets of City Office REIT, Inc. Predecessor as of December 31, 2013 and 2012 and the related combined statements of operations, changes in equity and cash flows for each of the years in the two year period ended December 31, 2013 and the financial statement schedule III for the year ended December 31, 2013;

-	our report dated March 6, 2014 with respect to the balance sheet of City Office REIT, Inc. as of December 31, 2013;

-	our report dated March 11, 2014 with respect to the balance sheets of ROC-SCCP Cherry Creek I, LP as of December 31, 2013 and 2012 and the related statements of operations, changes in partners’ capital and cash flows for each of the years in the two year period ended December 31, 2013;

-	our report dated January 9, 2014 with respect to the statement of revenues and certain expenses of Washington Group Plaza for the year ended December 31, 2012;

-	our report dated January 9, 2014 with respect to the statement of revenues and certain expenses of Corporate Parkway for the year ended December 31, 2012;

-	our report dated August 5, 2014 with respect to the statement of revenues and certain expenses of Plaza 25 for the year ended December 31, 2013;

-	our report dated October 1, 2014 with respect to the statement of revenues and certain expenses of Lake Vista Pointe for the year ended December 31, 2013; and

-	our report dated December 2, 2014 with respect to the statement of revenues and certain expenses of Florida Research Park for the year December 31, 2013,

all included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

December 4, 2014